Exhibit 10.18

                                                                 EXECUTION COPY


                  AMENDED AND RESTATED REPRESENTATION AGREEMENT


                  AMENDED AND RESTATED REPRESENTATION AGREEMENT, dated as of March 30, 1999 (the "Agreement"), by and between INFINITY BROADCASTING CORPORATION, a Delaware corporation ("Owner"), and WESTWOOD ONE, INC., a Delaware corporation ("Representative").

                              W I T N E S S E T H :

                  WHEREAS, Owner owns and operates the CBS Radio Networks (collectively, the "Networks"), which provide news, sports and other programming to affiliated stations nationwide; and

                  WHEREAS, Representative is engaged, among other things, in the business of operating radio networks; and

                  WHEREAS, Owner (as assignee of CBS Inc.), and Representative are parties to a Representation Agreement, dated as of March 31, 1997 (the "Existing Representation Agreement"), which is scheduled to expire as of March 30, 1999. Pursuant to the Existing Representation Agreement, Representative represents Owner with respect to, among other things, the day-to-day business and operations of the Networks; and

                  WHEREAS, Owner desires to continue to engage Representative to represent Owner with respect to the day-to-day business and operations of the Networks, and Representative is willing to continue to provide such representation, on the terms and subject to the conditions set forth in this Agreement; and

                  WHEREAS, concurrently with the execution of this Agreement, Owner and Representative have entered into a Management Agreement (the "Management Agreement") pursuant to which Owner will provide certain management services to Representative;

                  NOW, THEREFORE, the parties hereto covenant and agree as follows:



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                                   Article 1

                                    Services

                  Section 1.1. Provision of Services.

                  (a) Description. Owner hereby engages Representative, as an independent contractor, and Representative hereby accepts such engagement, on the terms and subject to the conditions set forth in this Agreement, to represent Owner in the day-to-day business and operations of the Networks and, except as otherwise provided herein, to make all decisions relating to such operations not requiring Owner Approval (as defined in Section 8.1), and to provide such additional services, if any, as Owner may request in writing from time to time on terms mutually satisfactory to the parties hereto (all of the foregoing collectively, the "Services"). The Services shall include making all decisions (subject to the provisions of Section 8.1 (Owner Approval Matters)), with respect to (i) sales of commercial time on the Networks, (ii) marketing with respect to the Networks, (iii) relations with all radio stations affiliated with one or more of the Networks and (iv) subject to the provisions of Section
6.2 (Programming), programming for the Networks (including, without limitation, the execution, renewal, amendment, modification or termination of all Personal Services Contracts (as defined in Section 7.1(b)) and Programming Agreements (as defined in Section 7.1(c)), other than those related to Owner Programming (as defined below). As used herein, "Owner Programming" shall mean (i) the programming provided pursuant to the News Agreement (as defined in Section 6.2(a)), (ii) the programming listed on Schedule 1.1(a) hereto (including the Programming Agreements and Personal Services Contracts listed therein) and (iii) such other programming (and the related Personal Services Contracts and Programming Agreements) for the Networks as may from time to time be derived from or associated with programming broadcast by or talent associated with the CBS Television Network (e.g., college football bowl games). The Services shall not include the exercise by Owner of its rights and obligations under this Agreement, which rights and obligations shall be exercised and performed by, or as directed by, the executive management and Board of Directors of Owner. The parties hereto acknowledge that Representative is being engaged to provide the Services principally due to its expertise in such matters.

                  (b) Manner. The Services shall be performed by Representative with such care as a prudent manager would use in the conduct of his company's affairs, and Representative shall accord the Networks the same priority as Representative accords its own operations and the operations of other radio networks managed or represented by Representative. In providing the Services and representing Owner with respect to the Networks, Representative shall use its reasonable commercial efforts to (i) promote the Networks as an advertising medium and (ii) seek to preserve and maximize the long-term value of the Networks, including the "CBS Radio Network" tradename. Representative shall, at Representative's expense, furnish to Owner the services of such full-time and part-time employees of Representative, including, without limitation, executive, technical, marketing, research and sales personnel and such other personnel as


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may be required properly to render the Services. Representative hereby undertakes, on the terms set forth in the first sentence of this Section 1.1(b), to cause the Services to be provided such that Owner complies in all material respects with all obligations required thereof by the Network Agreements (as defined in Section 7.1) and by all applicable laws, rules and regulations.

                  (c) Affiliate Matters. Subject to the provisions of Section
7.3 (New Affiliation Agreements) and Section 8.1 (Owner Approval Matters), in providing the Services and representing Owner with respect to the Networks, Representative shall use its reasonable commercial efforts to retain affiliates of the Networks, conduct affiliate relations, and seek to extend Affiliation Agreements (as defined in Section 7.1(a)) for a term not less than the term of this Agreement and enter into new Affiliation Agreements.

                  (d) Consultation. Owner and Representative will consult with each other from time to time with respect to the Services, the Networks and the performance of their respective obligations hereunder and under the other agreements contemplated hereby.

                  Section 1.2. Reports; Access to Information.

                  (a) Notice. Representative shall notify Owner as promptly as practicable after the occurrence of any of the following:

                    (i) receipt by Representative of (A) any notice or inquiry from any governmental authority with respect to the transactions contemplated by this Agreement or the other agreements contemplated hereby or (B) any written notice from any governmental authority or third party of any claim or legal process or notification that, in the reasonable opinion of Representative, is or is likely to become material to the Networks; or

                    (ii) any other development that, in the reasonable opinion of Representative, materially affects or is likely to materially affect the Networks or the ability of Representative to fulfill its obligations under this Agreement.

                  (b) Requests for Information. Representative promptly shall provide to Owner such information (including financial information) concerning the results of operations and business of the Networks as Owner reasonably may request from time to time.

                  (c) Access. Representative shall make available for inspection by Owner or its representatives, during normal business hours, Representative's books of account relating to the Networks, and all other records, books and other information received, compiled or otherwise maintained by Representative with respect to the Networks, and all other documents reasonably requested by Owner and its officers, managerial employees, counsel and auditors.


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                  (d) Advertising Information. Without limiting the foregoing provisions of this Section 1.2, during the last six months of the Term (as defined in Section 2.1), in order to facilitate Owner's determination whether to seek to extend the term of this Agreement or take other actions with respect to the Networks upon expiration of the Term, Representative shall make or cause to be made available to Owner and its representatives such information as Owner reasonably requests relating to the historical advertising revenues of the Networks during the Term and the booked advertising sales relating to the Networks.

                  Section 1.3. Title. Representative acknowledges that it will acquire no right, title or interest in any property or assets of Owner by reason of this Agreement or Representative's provision of the Services hereunder. Representative further acknowledges that all records, books and other information received, compiled or otherwise maintained by Representative with respect to the Networks in connection with Representative's provision of the Services hereunder are solely the property of Owner and shall be returned to Owner promptly upon the expiration or earlier termination of the Term; provided, however, that Owner shall, upon reasonable request of Representative and at reasonable times, and subject to such confidentiality arrangements as Owner reasonably requests, permit Representative to make reasonable examination of such books, records and other information and permit Representative to make copies of the relevant portions of such books, records and other information.

                  Section 1.4. Power of Attorney. Subject to the provisions of Sections 6.2 (Programming) and 8.1 (Owner Approval Matters), Owner appoints Representative its attorney-in-fact for the Networks during the Term and authorizes Representative, in the name and on behalf of the Networks, to make, execute, deliver, acknowledge, swear to, file and record all documents as may be necessary, in the discretion of Representative, in the performance of the Services hereunder.

                                   Article 2

                                      Term

                  Section 2.1. Term. The term during which the Services shall be provided (the "Term") shall be a period of five (5) years commencing at 12:01 a.m. on March 31, 1999 (the "Effective Date") and terminating on the earlier of
(a) 11:59 p.m. on March 31, 2004 and (b) the termination of this Agreement pursuant to Article 12 (Termination).


                                   Article 3

                                    Payments

                  Section 3.1. Representation Rights Fee. (a) Representative shall pay to Owner for the right to render Services under this Agreement a fixed annual representation fee of $12,000,000, payable quarterly in arrears in four
(4) equal installments of $3,000,000 on each June 30, September 30, December 31 and March 31 of each year during the Term.


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                  (b) The dollar amount of the representation fee (and the
installment payments thereof) set forth in paragraph (a) above shall be increased, effective as of each anniversary of the Effective Date, beginning April 1, 2000, by a percentage amount equal to the percentage increase in the Consumer Price Index All Urban Consumers (Los Angeles-Anaheim-Riverside area; base 1982-1984=100) as published by the United States Department of Labor, Bureau of Labor Statistics, as of such anniversary of the Effective Date compared to such index as in effect on the date hereof. The representation fee, as adjusted from time to time, shall hereinafter be referred to as the "Representation Rights Fee."

                  (c) Each date on which a payment of the Representation Rights Fee is required to be made under this Article 3 is referred to herein as a "Payment Date."

                  Section 3.2. Unconditional Obligation. Except as otherwise set forth herein, the obligations of Representative to pay the Representation Rights Fee are unconditional.

                                   Article 4

                                    Expenses

                  Section 4.1. Operating Expenses.

                  (a) General. From and after the Effective Date, all expenses of representing and operating the business of the Networks in accordance with past practice arising from events which occur from and after the Effective Date, including, without limitation, the expenses of performing Owner's obligations under all Network Agreements, shall be the responsibility of, and shall be borne by, Representative.

                  (b) No Expense Reimbursement. Representative shall not be reimbursed for any out-of-pocket costs or expenses incurred by or on behalf of Representative in connection with or relating to the provision of the Services.

                  Section 4.2. Working Capital.

                  (a) Opening Working Capital Balance. The parties acknowledge and agree that the Opening Working Capital Balance (as defined in Section 4.2(f) of the Existing Representation Agreement) is $9,012,000.

                  (b) Interest Payments. The Opening Working Capital Balance shall bear interest, during each three-month interest period during the Term, at a rate (the "Interest Rate") per annum equal to 50 basis points above the six-month London interbank market rate ("LIBOR") (as set forth on the Telerate Screen as of 10:00 A.M., London time, two business days prior to the beginning


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of such interest period or, if such rate does not appear on such screen at such time, such rate shall be determined by reference to such other publicly available service for displaying LIBOR rates as may be agreed upon by Owner and Representative). Interest shall be paid on each Payment Date in immediately available funds; provided, however, that if this Agreement is terminated prior to the expiration of the Term, the payment required to be made pursuant to
Section 12.5(a)(ii) (Certain Matters Upon Termination - Release of Rights; Payment) shall be accompanied by a payment of all interest accrued under this
Section 4.2(b) through the date of such payment unless Owner has exercised the Purchase Right (as defined in Section 12.6(a)), in which event the Opening Working Capital Balance shall continue to bear interest until Owner or Representative, as the case may be, makes the payment contemplated by Section 12.6(g) (Purchase of Final Working Capital - Payment).


                                   Article 5

                                    Revenues

                  Section 5.1. Advertising Revenues. During the Term, Representative shall have the exclusive authority, subject at all times to compliance with all applicable laws, rules and regulations and all Network Agreements (including all agreements and arrangements with advertisers or their representatives relating to the Networks as in effect from time to time during the Term (collectively, "Advertising Arrangements")) to sell for its own account commercial time on the Networks and to retain all revenues from the sale of such commercial time.

                                    Article 6

                                Owner Agreements

                  Section 6.1. License Agreement. On the Effective Date, Owner and Representative shall enter into a license agreement in the form attached hereto as Exhibit A (the "License Agreement") pursuant to which Owner shall grant to Representative a royalty-free license to use the tradename "CBS Radio Network" in connection with Representative's performance of the Services during the Term.

                  Section 6.2. Programming. (a) News Agreement. On the Effective Date, Owner and Representative shall enter into a programming agreement in the form attached hereto as Exhibit B (the "News Agreement").

                  (b) Programming Decisions. (i) During the Term, Owner shall continue, in the ordinary course of business, to make all decisions (other than with respect to the Services) concerning the Owner Programming, including all decisions relating to the execution, renewal, amendment, modification or termination of all Personal Services Contracts and Programming Agreements related thereto (including those Personal Services Contracts and Programming Agreements described on Schedule 1.1(a), collectively, the "Owner Programming


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         Agreements"); provided, however, that no renewal, amendment, modification or termination that materially affects Representative's obligations in respect of such Owner Programming shall be made without the prior consent of Representative. Owner shall consult with Representative with respect to such decisions involving any proposed execution, amendment, modification, renewal or termination of any Owner Programming Agreement (it being understood that Representative shall not have any right hereunder to approve any of the foregoing). Notwithstanding anything to the contrary contained in this Agreement, it is understood and agreed that Representative shall make all decisions with respect to whether the Networks should carry Owner Programming not currently carried by the Networks.

                  (ii) During the Term, Representative shall, in the ordinary course of business, make all decisions concerning the programming on the Networks (other than the Owner Programming), including all decisions relating to the execution, renewal, amendment, modification or termination of all Personal Services Contracts and Programming Agreements (other than the Owner Programming Agreements). Without the written consent of Representative, Owner shall not execute, amend, modify, renew or terminate any Personal Services Contract or Programming Agreement that is not an Owner Programming Agreement. Representative shall consult with Owner with respect to decisions involving any proposed execution, amendment, modification, renewal or termination of any Personal Services Contract or Programming Agreement that is not an Owner Programming Agreement (it being understood that Owner shall not have any right hereunder to approve any of the foregoing).

                  Section 6.3. Technical Services Agreement. On the Effective Date, Owner and Representative shall enter into a service agreement in the form attached hereto as Exhibit C (the "Technical Services Agreement").

                  Section 6.4. O&O Commitment.

                  (a) O&O Affiliated Stations. Attached hereto as Schedule 6.4(a) is a true, correct and complete list of all radio stations that were subject to the Existing Representation Agreement and that are owned by Owner as of the date hereof (each, an "O&O Affiliated Station" and, collectively, the "O&O Affiliated Stations"). Concurrently with the execution hereof, the Company has entered into a standard Affiliation Agreement, the form of which is attached hereto as Exhibit D, with each such O&O Affiliated Station for the annual compensation listed on Schedule 6.4(a).

                  (b) Commitment. Owner hereby agrees to cause all of the O&O Affiliated Stations to continue to be affiliates of the Networks with which it is affiliated as of the Effective Date until the earlier of (i) the expiration or earlier termination of the Term or (ii) with respect to any O&O Affiliated Station, such time as such O&O Affiliated Station no longer is owned and operated by Owner, and shall cause the term of the Affiliation Agreements to be amended and/or extended to reflect the foregoing.


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                  (c) Additional O&O Affiliated Stations. If, during the Term,
(i) Owner acquires a radio station and desires that such station become an affiliate of the CBS Spectrum Radio Network or the CBS Radio Network (if not already an affiliate thereof), or (ii) Owner desires that a radio station currently owned and operated by Owner and not affiliated with either or both of such Networks become an affiliate of such Network(s) with which such station is not affiliated, Representative shall, if so requested by Owner, enter into an affiliation agreement on behalf of such Network(s) with respect to such station.

                  (d) No Limitations on Owner. Nothing contained in this Section
6.4 shall restrict or limit in any respect whatsoever Owner's right to sell, transfer or otherwise dispose of any radio station which is or becomes an O&O Affiliated Station.

                                   Article 7

                       Network Agreements and Arrangements

                  Section 7.1. Owner hereby represents and warrants to Representative as follows:

                  (a) Personal Services Contracts. Set forth on Schedule 7.1(a) hereto is a true, correct and complete description of all personal services contracts of Owner with respect to the Networks as of the date hereof that were in effect as of March 31, 1997 (as the same may be amended, modified, renewed or extended by Owner or Representative during the Term in accordance with this Agreement, and together with all other personal services contracts entered into by Owner or Representative during the Term with respect to the Networks in accordance with this Agreement, the "Personal Services Contracts").

                  (b) Programming Agreements. Set forth on Schedule 7.1(b) hereto are true, correct and complete lists (as of the date thereof) of all broadcast rights agreements between Owner or Representative and third parties with respect to the provision of programming to or for the Networks that were in effect as of March 31, 1997 (as the same may be amended, modified, renewed or extended by Owner or Representative during the Term in accordance with this Agreement, and together with all other broadcast rights agreements entered into by Owner or Representative during the Term with respect to the Networks in accordance with this Agreement, the "Programming Agreements").

As used in this Agreement, "Network Agreements" refers collectively to (i) all affiliation agreements with radio stations affiliated with one or more of the Networks, (ii) Personal Services Contracts, (iii) Programming Agreements, and
(iv) Advertising Arrangements.

                  Section 7.2. Performance of Network Agreements. During the Term, Representative shall pay, satisfy and discharge the liabilities, obligations and commitments of Owner arising or accruing after the Effective Date under all Network Agreements.


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                  Section 7.3. New Affiliation Agreements. Subject to the
provisions of Section 8.1 (Owner Approval Matters), all Affiliation Agreements entered into during the Term shall be required to be entered into by Representative on behalf of Owner, and Representative shall not enter into any such new Affiliation Agreement in its own name, to the extent that such programming received by the affiliate is Owner Programming.

                  Section 7.4. Assignments. Owner is not assigning and shall have no obligation to assign any Network Agreement or any other agreement to Representative.

                                   Article 8

                             Owner Approval Matters

                  Section 8.1. Owner Approval Matters. Notwithstanding anything to the contrary contained herein, Representative shall not take any of the following actions without the prior written approval of the Chairman or the Chief Financial Officer of Owner: (a) institute any legal proceedings on behalf of the Networks (other than ordinary course collection matters instituted by Representative following not less than thirty (30) days' prior written notice to Owner); or (b) enter into, terminate, extend or modify in any material respect any Affiliation Agreement, except that Owner approves of the extension of any Affiliation Agreements for a term of up to five years and shall assist Representative in obtaining such extensions.

                                   Article 9

                                   Conditions

                  Section 9.1. Conditions. The rights and obligations of the parties hereto that are to commence on the Effective Date shall be subject to the following conditions, which may be waived by the applicable party:

                  (a) Representations, Warranties and Covenants. The representations and warranties of the other party made in this Agreement shall be true and correct in all material respects as of the Effective Date as though made on such date, and the other party shall have performed all obligations required to be performed by it under this Agreement at or prior to the Effective Date. Each party shall have received an officer's certificate of the other party, dated the Effective Date, to the foregoing effect.

                  (b) Absence of Certain Termination Events. There shall not have occurred an event that would permit either party to terminate this Agreement pursuant to Section 12.2 (Termination for Change in FCC Rules or Policies; Legal Proceedings) or, in the case of Owner, would permit Owner to terminate this Agreement pursuant to Section 12.3 (Owner Termination Event).


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                                   Article 10

                                 Indemnification

                  Section 10.1. Indemnification.

                  (a) Indemnification of Representative by Owner. From and after the Effective Date, Owner shall indemnify and hold Representative, its affiliates and their respective directors, officers, affiliates, employees and agents, and the successors and assigns of any of them, harmless from and against any and all actions, claims, damages and liabilities (and all actions in respect thereof and any legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise and whether or not a party thereto), whether or not arising out of third party claims, including reasonable legal fees and expenses in connection with, and other costs of, investigating, preparing or defending any such action or claim, whether or not in connection with litigation in which such person is a party, and as and when incurred (collectively, "Losses"), caused by, relating to, based upon or arising out of (directly or indirectly) (i) any breach of, or inaccuracy in, any representation or warranty of Owner in this Agreement, the License Agreement, the News Agreement, the Technical Services Agreement or any certificate or other document delivered pursuant hereto or thereto or in connection herewith or therewith, and
(ii) any breach of any covenant or agreement of Owner contained in this Agreement, the License Agreement, the News Agreement or the Technical Services Agreement.

                  (b) Indemnification of Owner by Representative. From and after the Effective Date, Representative shall indemnify and hold Owner, its affiliates and their respective directors, officers, affiliates, employees and agents, and the successors and assigns of any of them, harmless from and against any and all Losses caused by, relating to, based upon or arising out of (directly or indirectly) (i) any liabilities, obligations or commitments (whether absolute, accrued, contingent or otherwise) arising or accruing after the Effective Date under the Network Agreements or Representative's performance of the Services or operation of the Networks on or after the Effective Date through the expiration date or termination date hereof (except to the extent caused by, relating to, based upon or arising out of (directly or indirectly) the matters described in clauses (i) and (ii) of Section 10.1(a) or actions taken by Owner under the Owner Programming Agreements); (ii) any breach of, or inaccuracy in, any representation or warranty of Representative in this Agreement, the License Agreement, the News Agreement, the Technical Services Agreement or any certificate or other document delivered pursuant hereto or thereto or in connection herewith or therewith; and (iii) any breach of any covenant or agreement of Representative contained in this Agreement, the License Agreement, the News Agreement or the Technical Services Agreement.

                  Section 10.2. Procedure for Indemnification.

                  (a) Notice of Claims. In the event of a claim for breach of the representations and warranties contained in this Agreement or for failure to fulfill a covenant or agreement, the party asserting such breach or failure


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shall provide a written notice to the other party which shall state specifically the representation, warranty, covenant or agreement with respect to which the claim is made, the facts giving rise to an alleged basis for the claim and the amount of liability asserted against the other party by reason of the claim.

                  (b) Procedures; Third Party Claims. If any suit, action, proceeding or investigation shall be commenced or any claim or demand shall be asserted by any third party (a "Third Party Claim") in respect of which indemnification may be sought by any party or parties from any other party or parties under the provisions of this Article 10, the party or parties seeking indemnification (collectively, the "Indemnitee") shall promptly provide written notice to the party or parties from which indemnification is sought (collectively, the "Indemnitor"); provided, however, that any failure by an Indemnitee to so notify an Indemnitor will not relieve the Indemnitor from its obligations hereunder, except to the extent that such failure shall have prejudiced the defense of such Third Party Claim. The Indemnitor shall have the right to control (except where an insurance carrier has the right to control or where an insurance policy or applicable law prohibits the Indemnitor from taking control of) the defense of any Third Party Claim; provided, however, that the Indemnitee may participate in any such proceeding with counsel of its choice and at its own expense unless there exists a conflict between the Indemnitor and the Indemnitee as to their respective legal defenses, in which case the fees and expenses of any such counsel shall be reimbursed by the Indemnitor. Except as otherwise set forth herein, the Indemnitee shall have the right to participate in (but not control) the defense of any Third Party Claim and to retain its own counsel in connection therewith, but the fees and expenses of any such counsel for the Indemnitee shall be borne by the Indemnitee. The Indemnitor shall not, without the prior written consent of the Indemnitee, effect any settlement of any pending or threatened proceeding in respect of which such Indemnitee is, or with reasonable foreseeability could have been, a party and indemnity could have been sought to be collected from the Indemnitor, unless such settlement includes an unconditional release of such Indemnitee from all liability arising out of such proceeding (provided, however, that, whether or not such a release is required to be obtained, the Indemnitor shall remain liable to such Indemnitee in accordance with Section 10.1 (Indemnification) in the event that a Third Party Claim is subsequently brought against or sought to be collected from such Indemnitee). The Indemnitor shall be liable for all Losses arising out of any settlement of any Third Party Claim; provided, however, that the Indemnitor shall not be liable for any settlement of any Third Party Claim brought against or sought to be collected from an Indemnitee, the settlement of which is effected by such Indemnitee without such Indemnitor's written consent, but if settled with such Indemnitor's written consent, or if there is a final judgment for the plaintiff in any such Third Party Claim, such Indemnitor shall (to the extent stated above) indemnify the Indemnitee from and against any Losses in connection with such Third Party Claim. The indemnification required by Section
10.1 (Indemnification) shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or Losses are incurred.


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                  Section 10.3. Survival of Representations, Warranties and
Covenants. The representations and warranties contained in this Agreement, the License Agreement, the News Agreement, the Technical Services Agreement or any certificate, document or instrument delivered pursuant hereto or thereto shall survive for a period of six (6) months following the termination of this Agreement (the "Survival Period"). No claim may be brought under this Agreement unless the requisite written notice is given on or prior to the termination of the Survival Period. In any event such notice is given prior to the termination of the Survival Period, the right to indemnification with respect thereto shall survive until such claim is finally resolved and any obligations thereto are fully satisfied. Any investigation by or on behalf of any party thereto shall not constitute a waiver as to enforcement of any representation or warranty contained herein.

                                   Article 11

                       Events of Default and Cure Periods

                  Section 11.1. Events of Default. The following shall, after the expiration of the applicable cure periods (if any) as set forth in Section
11.2 (Cure Periods), each constitute an "Event of Default" under this Agreement.

                  (a) Non-Payment. Representative's failure to pay when due the fees or other amounts payable by Representative under this Agreement, the News Agreement or the Technical Services Agreement;

                  (b) Default in Covenants. Either party defaults in any material respect in the performance of any covenant or undertaking contained in this Agreement, the License Agreement, the News Agreement or the Technical Services Agreement;

                  (c) Breach of Representation. Any representation or warranty made by either party to this Agreement, the License Agreement, the News Agreement or the Technical Services Agreement proves to have been false or misleading in any material respect as of the time made.

                  (d) Bankruptcy. Either party (a) makes a general assignment for the benefit of creditors, or (b) files or has filed against it a petition for bankruptcy, for reorganization or an arrangement, or for the appointment of a receiver, trustee or similar creditors' representative for the property or assets of such party under any federal or state insolvency law, which, if filed against such party, has not been dismissed or discharged within sixty (60) days thereafter.

                  Section 11.2. Cure Periods. Except for an Event of Default described in Section 11.1(a) (as to which there shall be a ten (10) day cure period commencing, with notice, immediately upon the occurrence of any non-payment described in such section), an Event of Default shall not be deemed to have occurred until thirty (30) days after the non-defaulting party has provided the defaulting party with written notice specifying the event or events that, if not cured, would constitute an Event of Default and specifying the


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actions necessary to cure the default(s) within such period. Such thirty (30)
day period may be extended for a reasonable period of time if the defaulting party is acting in good faith to cure and such delay is not materially adverse to the other party.

                                   Article 12

                                   Termination

                  Section 12.1. Termination Upon Default. Upon the occurrence of an Event of Default, the non-defaulting party may terminate this Agreement, provided that it is not also in material default of this Agreement, the License Agreement or the News Agreement. Without limiting Owner's remedies hereunder in connection with a default by Representative, if Representative has defaulted in the performance of its obligations, all amounts accrued or payable to Owner hereunder or under the News Agreement or the Technical Services Agreement up to the date of termination which have not been paid shall immediately become due and payable.

                  Section 12.2. Termination for Change in FCC Rules or Policies; Legal Proceedings. Either party may terminate this Agreement upon written notice to the other if:

                  (a) FCC Matters. There has been a material change in FCC rules or policies that would cause this Agreement to be in violation thereof and such change is in effect and not the subject of an appeal or further administrative review; provided, however, that in such event the parties shall negotiate in good faith and attempt to agree to an amendment to this Agreement that will provide the parties with a valid and enforceable agreement that conforms to the new FCC rules or policies.

                  (b) Legal Proceedings. An action or proceeding shall have been instituted by any governmental authority seeking to restrain, prohibit or otherwise limit in any material respect the consummation of the transactions contemplated hereby or the performance by any party of its obligations hereunder or under the License Agreement, the News Agreement or the Technical Services Agreement, or a court or governmental authority shall have issued any order restraining, prohibiting or limiting in any material respect the consummation of such transaction or the performance of such obligations, or which could reasonably be expected to adversely affect the business of the Networks.

                  Section 12.3. Owner Termination Event. Owner may terminate this Agreement if the Management Agreement shall have expired without renewal or shall have been terminated pursuant to Section 3.2 thereof.

                  Section 12.4. Representative Termination Event. Representative may terminate this Agreement, upon not less than ninety (90) days' prior written notice to Owner if the Management Agreement shall have (i) expired without renewal, (ii) been terminated pursuant to Section 3.2(a) or 3.2 (c) thereof or
(iii) been terminated pursuant to Section 3.2(b) thereof.

                  Section 12.5. Certain Matters Upon Termination.

                  (a) Release of Rights; Payment. If this Agreement expires or is terminated for any reason in accordance herewith:

                    (i) Representative shall cease providing the Services and, following such expiration or termination, shall cooperate with Owner in connection with the resumption by Owner of overall management of the Networks;

                    (ii) Representative shall, on the expiration date or, in the case of earlier termination, not later than sixty (60) days following the termination date, pay to Owner, by wire transfer of immediately available funds, (x) the Opening Working Capital Amount and (y) accrued interest thereon as provided in Section 4.2(b) (Working Capital-Interest Payments);

                   (iii) In the case of termination prior to the expiration of this Agreement, Representative shall pay to Owner, by wire transfer of immediately available funds, not later than sixty (60) days following the termination date, all amounts of the Representation Rights Fee accrued through the termination date, together with interest thereon at the Interest Rate from and including the next scheduled Payment Date through but excluding the actual date of payment; provided, however, that if Representative terminates this Agreement pursuant to
                         Section 12.4 (other than clause (iii) thereof), Representative shall pay to Owner, by wire transfer of immediately available funds, not later than sixty (60) days following the termination date, all remaining installments of the Representation Rights Fee for the remainder of the Term, together with interest thereon at the Interest Rate from and including the next scheduled Payment Date through but excluding the actual date of payment; and

                    (iv) Owner may terminate the License Agreement, the News
                         Agreement and/or the Technical Services Agreement.

                  (b) Indemnification Rights Survive. No expiration or termination of this Agreement shall terminate the obligation of any party to indemnify the other under Section 10.1 (Indemnification) or limit or impair any party's rights to receive payments due and owing hereunder on or before the date of such termination.

                  Section 12.6. Purchase of Final Working Capital.

                  (a) Purchase Right. Notwithstanding anything to the contrary contained in this Agreement, Owner shall have the right (the "Purchase Right"), but not the obligation, upon the expiration or earlier termination of the Term, to acquire all of Representative's right, title and interest in and to, and shall in connection therewith assume Representative's liabilities included in, all items of Working Capital (as hereinafter defined) set forth in the Final Working Capital Amount (as hereinafter defined). "Working Capital" shall mean, as of any date, the excess of the current assets (excluding cash) over the current liabilities of the Networks as of such date, calculated in accordance with the principles, practices and captions historically used in the preparation of such amount by Owner.

                  (b) Exercise. If Owner desires to exercise the Purchase Right
(i) upon expiration of the Term, Owner shall provide written notice to such effect to Representative not less than sixty (60) days prior to the end of the Term or (ii) in connection with a termination of this Agreement other than upon its expiration, Owner shall provide written notice to such effect to Representative prior to the effective date of any such termination.

                  (c) Final Working Capital Statement. Not later than sixty (60) days after the expiration date or effective date of any such termination, as the case may be (in any such case, the "Termination Date"), Representative shall prepare a statement in accordance with those principles, practices and captions utilized in preparing the Opening Working Capital Statement (as defined in the Existing Representation Agreement) which shall set forth the Working Capital of the Networks as of the close of business on the Termination Date (the "Final Working Capital Statement"), and shall deliver the Final Working Capital Statement to Owner.

                  (d) Resolution of Disputes. After delivery of the Final Working Capital Statement pursuant to Section 12.6(c), Owner shall have thirty
(30) days to review the Final Working Capital Statement (the "Review Period") and notify Representative in writing (in reasonable detail) (a "Dispute Notice") of any proposed adjustments thereto. If Owner does not so notify Representative during the Review Period, the Final Working Capital Statement and Representative's calculation of the Working Capital of the Networks as of the close of business on the Termination Date shall be deemed final and binding on both parties (absent manifest error). If Owner delivers a Dispute Notice during the Review Period and Owner and Representative fail to resolve (which resolution may include, for example, the exclusion from Working Capital of any account receivable or payable as to which a dispute exists) any dispute with respect to any such proposed adjustment to the amount of Working Capital set forth in the Final Working Capital Statement within ten (10) business days following delivery of such Dispute Notice (the "Negotiation Period"), such dispute shall be submitted to a nationally-recognized firm of independent public accountants jointly selected by Owner and Representative whose determination with respect to any such proposed adjustment(s) shall be final and binding on both parties (absent manifest error); provided, however, that if Owner and Representative fail to agree upon such firm within five (5) business days following the Negotiation Period, each of Owner and Representative shall during such five (5) business day period name such a firm, and such firms shall in turn select a third such firm (the firm selected pursuant to this Section 12.6(d) being referred to as the "Referee"), whose determination with respect to any such proposed adjustment(s) shall be final and binding on both parties. Representative and Owner agree to share equally the costs and expenses of the Referee, but each party shall bear its own legal and other expenses, if any.

                  (e) Final Working Capital Amount. The amount finally determined as the Working Capital as of the Termination Date pursuant to this
Section 12.6 is referred to in this Agreement as the "Final Working Capital Amount".

                  (f) Transfer of Final Working Capital. If Owner exercises the Purchase Right, on the Termination Date, (i) Representative shall transfer to Owner all assets (including accounts receivable), and Owner shall assume Representative's liabilities (including accounts payable), included in the Final Working Capital Statement, (ii) to the extent practicable, Representative shall assign, transfer and convey to Owner all of Representative's rights in, to and under all Advertising Arrangements existing on the Termination Date relating to the Networks (collectively, the "Assigned Advertising Arrangements") (it being agreed that Representative shall use its reasonable efforts to promptly obtain and deliver to Owner, at Representative's expense, any necessary consents to the assignment of the Assigned Advertising Arrangements to Owner) and (iii) Owner shall assume from Representative all liabilities, obligations and commitments of Representative arising or accruing on or after the Termination Date pursuant to the Assigned Advertising Arrangements (solely to the extent of the Networks' interest therein). Following the Termination Date, (i) each of Owner and Representative shall use reasonable commercial efforts to collect all accounts receivable included in Working Capital as of the Termination Date and (ii) Representative shall remit semi-monthly to Owner all amounts received by Representative as payments in respect of accounts receivable included in Working Capital as of the Termination Date. If any of the accounts receivable included in Working Capital as of the Termination Date have not been collected as of the date that is nine months following the Termination Date, Representative shall purchase such uncollected accounts receivable ("Final Purchased Accounts Receivable") from Owner not later than ten days following the expiration of such nine month period for 85% of their gross amount (before agency commissions), less any reserve for doubtful accounts reflected as an offset to a current asset on the Final Working Capital Statement (such amounts, in the aggregate, the "Final Purchased Accounts Receivable Amount"), except that Representative will not be required to purchase any accounts receivable as to which Owner has waived the right to collect all or a portion of the sum due. For purposes of determining whether or not an account receivable has been collected, all payments of accounts receivable shall be applied against the oldest outstanding account receivable from the applicable obligor, unless such obligor specifies the receivable against which payment is being made. The Final Purchased Accounts Receivable Amount shall be paid, by wire transfer in immediately available funds, not later than the expiration of such ten-day period. If Representative is required to, and does, purchase any such accounts receivable, Owner will execute appropriate documents of assignment, transferring such Final Purchased Accounts Receivable to Representative, and if Representative so requests, Owner will attempt to collect such Final Purchased Accounts Receivable as agent for Representative and to remit promptly to Representative any sums that are collected.

                  (g) Payment. Not later than ten (10) days following the final determination of the Final Working Capital Amount, (i) if the Final Working

Capital Amount exceeds the Opening Working Capital Balance (plus accrued interest thereon as provided in Section 4.2(b) (Working Capital - Interest Payments)), Owner shall pay to Representative, by wire transfer of immediately available funds, an amount equal to the amount of such excess, and (ii) if the Opening Working Capital Balance (plus accrued interest thereon as provided in Section 4.2(b) (Working Capital - Interest Payments)) exceeds the Final Working Capital Amount, Representative shall pay to Owner, by wire transfer of immediately available funds, an amount equal to the amount of such excess.

                  Section 12.7. Attorneys' Fees and Costs. In the event any action or proceeding is commenced by either party to enforce the provisions of this Agreement or to seek remedies for a breach or wrongful termination of this Agreement, the prevailing party in such an action or proceeding shall be entitled to the award of its reasonable attorneys' fees and costs incurred in and relating to such an action or proceeding.

                  Section 12.8. Waiver of Owner Purchase Right. Effective as of the Effective Date, Owner hereby permanently waives the provisions of Sections 13.5(a)(ii) (Certain Matters Upon Termination - Release of Rights; Payment) and
13.6 (Purchase of Final Working Capital) of the Existing Representation
Agreement.

                                   Article 13

                         Representations and Warranties

                  Section 13.1. Representations and Warranties of Owner. Owner hereby represents and warrants that:

                  (a) Organization and Standing. Owner is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware, and has all necessary corporate power and authority to carry on the business of the Networks and to perform its obligations hereunder.

                  (b) Authorization and Binding Obligation. Owner has all necessary power and authority to enter into and perform this Agreement, the License Agreement, the News Agreement and the Technical Services Agreement and the transactions contemplated hereby and thereby, and Owner's execution, delivery and performance of this Agreement, the License Agreement, the News Agreement and the Technical Services Agreement have been duly and validly authorized and all necessary action on its part. This Agreement has been, and upon execution and delivery thereof on the Effective Date each of the License Agreement, the News Agreement and the Technical Services Agreement will have been duly executed and delivered by Owner and constitutes and will constitute its valid and binding obligations enforceable against Owner in accordance with their respective terms.

                  (c) Absence of Conflicting Agreements or Required Consents. The execution, delivery and performance of this Agreement, the License Agreement, the News Agreement and the Technical Services Agreement by Owner: (i) do not and will not violate any provision of Owner's organizational documents;
(ii) do not and will not require the consent of or any filing with any third party or governmental authority; (iii) do not and will not violate any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority; and (iv) do not and will not, either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination or acceleration of or result in a breach of the terms, conditions or provisions of, or constitute a default under any agreement, lease, instrument, license or permit to which Owner is now subject.

                  (d) Absence of Proceedings. There is no action, suit or proceeding, at law or an equity, by or before any court, tribunal or governmental authority pending or, to the knowledge of Owner, threatened, which, if adversely determined, would materially and adversely affect Owner's ability to perform its obligations hereunder or under the License Agreement, the News Agreement or the Technical Services Agreement or the validity or enforceability of this Agreement or such other agreements.

                  Section 13.2. Representations and Warranties of
Representative. Representative hereby represents and warrants that:

                  (a) Organization and Standing. Representative is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to perform its obligations hereunder.

                  (b) Authorization and Binding Obligation. Representative has all necessary power and authority to enter into and perform this Agreement, the License Agreement, the News Agreement and the Technical Services Agreement and the transactions contemplated hereby and thereby, and Representative's execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary action on its part. This Agreement has been, and upon execution and delivery thereof the License Agreement, the News Agreement and the Technical Services Agreement will have been duly executed and delivered by Representative and constitutes and will constitute its valid and binding obligations enforceable against Representative in accordance with their respective terms.

                  (c) Absence of Conflicting Agreements or Required Consents. The execution, delivery and performance of this Agreement, the License Agreement, the News Agreement and the Technical Services Agreement by
Representative: (i) do not and will not violate any provision of Representative's organizational documents; (ii) do not and will not require the consent of or any filing with any third party or governmental authority; (iii) do not and will not violate any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority; and (iv) do not and will not, either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination or acceleration of or result in a breach of the terms, conditions or provisions of, or constitute a default under any agreement, lease, instrument, license or permit to which Representative is now subject.

                  (d) Absence of Proceedings. There is no action, suit or proceeding, at law or an equity, by or before any court, tribunal or governmental authority pending or, to the knowledge of Representative, threatened, which, if adversely determined, would materially and adversely affect Representative's ability to perform its obligations hereunder or under the License Agreement, the News Agreement or the Technical Services Agreement or the validity or enforceability of this Agreement or such other agreements.

                                   Article 14

                                 Confidentiality

                  Section 14.1. Confidentiality. Representative shall treat confidentially all records, books and other information of any type received or compiled for the benefit of Owner hereunder in connection with this Agreement. Representative agrees not to disclose any such records, books and information to any third party (other than directors, officers, partners, employees or outside advisors of such party and other than expressly in the performance of such party's obligations hereunder) without the prior written consent of Owner. The foregoing agreement shall not be applicable to any information that is (i) publicly available when provided or that thereafter becomes publicly available other than through a breach by such party of its agreements hereunder, (ii) required to be disclosed by Representative by judicial or administrative process in connection with any action, suit, proceeding or claim, or otherwise by applicable law or (iii) known by Representative on the date of this Agreement, not otherwise primarily related to the business of the Networks or any Network Office and not otherwise subject to a confidentiality agreement with, or other obligation of secrecy to, Owner or any other party. Information shall be deemed "publicly available" and not subject to Representative's agreement hereunder if such information becomes a matter of public knowledge or is contained in materials available to the public or is obtained by Representative from any source other than Owner (or its directors, officers, partners, employees or outside advisors), provided that such source has not, to Representative's actual knowledge, entered into a confidentiality agreement with Owner with respect to such information.

                                   Article 15

                                  Miscellaneous

                  Section 15.1. No Partnership or Joint Venture. This Agreement is not intended to be, and shall not be construed as, a partnership or joint venture agreement between the parties. Except as otherwise specifically provided in this Agreement, no party to this Agreement shall be authorized to act as agent of, or otherwise represent, the other party to this Agreement.

                  Section 15.2. Entire Agreement; Schedules; Amendment; Waiver. This Agreement, the License Agreement, the News Agreement and the Technical Services Agreement, and the exhibits and schedules hereto and thereto, embody the entire agreement and understanding of the parties hereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein. No amendment, waiver of compliance with any provision or condition hereof, or consent pursuant to this Agreement, shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of any amendment, waiver or consent is sought. No failure or delay on the part of Owner or Representative in exercising any right or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties to this Agreement are cumulative and are not exclusive of any right or remedies which either may otherwise have. This Agreement will automatically become effective, without further action of the parties, on the Effective Date, whereupon, except as provided in Section 14.5(b) thereof, the Existing Representation Agreement shall be superseded in its entirety, except for the provisions of Sections 7.2(e)-(h) (Employee Matters-Transferred Employees), which shall remain in full force and effect.

                  Section 15.3. Further Assurances. Each of Owner and Representative agrees to execute and deliver such instruments and take such other actions as may reasonably be required to carry out the intent of this Agreement.

                  Section 15.4. Benefit and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Neither Representative nor Owner may assign its rights under this Agreement without prior written consent of the other party hereto.

                  Section 15.5. Headings. The headings set forth in this Agreement are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

                  Section 15.6. Governing Law. The construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its principles of conflict of laws.

                  Section 15.7. Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing, and addressed as follows:

                  If to Owner:

                  Infinity Broadcasting Corporation
                  40 West 57th Street
                  New York, New York  10019
                  Attention:  Farid Suleman
                  Telephone:  (212) 314-9200
                  Facsimile:  (212) 314-9336

                  With a copy to:

                  Weil, Gotshal & Manges LLP
                  767 Fifth Avenue
                  New York, New York  10153
                  Attention:  Howard Chatzinoff, Esq.
                  Telephone:  (212) 310-8000
                  Facsimile:  (212) 310-8007

                  If to Representative:

                  Westwood One, Inc.
                  40 West 57th  Street, 15th Floor
                  New York, New York  10019
                  Attention:  Legal Department
                  Telephone:  (212) 641-2075
                  Facsimile:  (212) 247-1630

                  With a copy to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  300 South Grand Avenue
                  Los Angeles, California 90071
                  Attention:        Brian J. McCarthy, Esq.
                  Telephone:        (213) 687-5000
                  Facsimile:        (213) 687-5600

Any such notice, request, demand or communication shall be deemed to have been duly delivered and received (a) upon hand delivery thereof during business hours, (b) upon the earlier of receipt of three (3) days after posting by registered mail or certified mail, return receipt requested, (c) on the next business day following delivery to a reliable or recognized air freight delivery service, and (d) on the date of transmission, if sent by facsimile during normal business hours (but only if a hard copy is also send by overnight courier), but in each case only if sent in the same manner to all persons entitled to receive notice or a copy. Any party may, with written notice to the other, change the place for which all further notices to such party shall be sent. All costs and expenses for the delivery of notices hereunder shall be borne and paid for by the delivering party.

                  Section 15.8. Severability. If any of the provisions of this Agreement shall be held unenforceable, then the remaining provisions shall be construed as if such unenforceable provisions were not contained herein. Any provision of this Agreement which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof, and any such unenforceability in any jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. To the extent permitted by applicable law, the parties hereto hereby waive any provision of law now or hereafter in effect which renders any provisions hereof unenforceable in any respect.

                  Section 15.9. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.





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                                       22

                  IN WITNESS WHEREOF, each of the parties hereto has caused this Amended and Restated Representation Agreement to be executed on its behalf by its duly authorized officer as of the date first above written.


                              INFINITY BROADCASTING CORPORATION

                              By: /s/ Farid Suleman
                                  --------------------------------------------
                                  Name: Farid Suleman
                                  Title: Chief Financial Officer



                              WESTWOOD ONE, INC.

                              By: /s/ Gary Yusko
                                  --------------------------------------------
                                  Name: Gary Yusko
                                  Title: Senior Vice President - Finance